Exhibit 99.1

United Components Reports Results of Operations
for Third Quarter 2004

EVANSVILLE, IN November 9, 2004 — United Components, Inc. today announced revenue of $257.6 million for the quarter ended September 30, 2004. Sales increased 2.3 percent over the year-ago quarter, with increases in the retail, heavy duty and original equipment sales and service channels. Net income for the quarter was $10.3 million. For the third quarter of 2003, a net loss of $7.6 million was reported.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $36.5 million for the third quarter, compared with $34.8 million for the year-ago quarter.

“We are pleased to report another solid quarter.” said Bruce Zorich, Chief Executive Officer of UCI. “We remain focused on initiatives to improve our market position, operations, and quality as we move ahead.”

Sales for the nine months ended September 30, 2004 were $788.3 million, 7.9% higher than the comparable 2003 nine month period. Net income for the nine months ended September 30, 2004 was $28.0 million compared with $11.2 million in the year-ago period. EBITDA, as adjusted pursuant to the Company’s credit agreement for its senior credit facilities, was $108.3 million for the first nine months of 2004 compared to $94.5 million in the 2003 nine month period.

UCI ended the quarter with $27.2 million in cash. From the June 20, 2003 acquisition date to the end of the third quarter, UCI has used cash flow from operations to reduce debt, net of cash, from $569 to $455 million. The cash flow has come from reductions in working capital, as well as improved profitability of operations.

Conference Call

The company will host a conference call to discuss its results and performance on Wednesday, November 10, at 11:00 a.m. Eastern Standard Time (EST). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 936-4602. International callers can dial (507) 726-3418.

A replay of the call will be available from November 11, 2004, for a thirty day period, at www.champlabs.com. Click on the UCINC 3rd Quarter Results button.

About United Components, Inc.

United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies, as well as a diverse group of original equipment manufacturers.

Forward Looking Statements

All statements other than statements of historical facts included in this press release and the attached report that address activities, events or developments that United Components, Inc. (“UCI”) expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, Contact:

Charlie Dickson, Chief Financial Officer (812) 867-4726	Dave Barron (812) 867-4727

(continued on next page)

United Components, Inc. (“UCI”)

Condensed Balance Sheets
(in thousands)

	UCI	UCI
	Consolidated	Consolidated
	Sept. 30, 2004	December 31, 2003
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$27,160	$46,130
Accounts receivable, net	267,091	230,345
Inventories	191,259	168,797
Deferred tax	15,345	17,756
Other current assets	14,154	10,877

Total current assets	515,009	473,905

Property, plant and equipment, net	214,673	219,973
Goodwill	166,559	163,823
Other intangible assets, net	90,449	77,124
Deferred financing costs	8,437	10,146
Deferred tax	—	13,609
Pension and other assets	10,629	11,359

Total assets	$1,005,756	$969,939

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$105,561	$74,652
Notes payable	822	752
Current maturities of long-term debt	81	1,034
Accrued expenses and other current liabilities	78,533	66,729

Total current liabilities	184,997	143,167

Long-term debt, less current maturities	481,705	520,472
Pension and other postretirement liabilities	49,594	50,038
Deferred tax	2,740	—
Other liabilities	2,772	2,172

Total liabilities	721,808	715,849

Shareholder’s equity	283,948	254,090

Total liabilities and shareholder’s equity	$1,005,756	$969,939

United Components, Inc.

Condensed Income Statements (unaudited)
(in thousands)

	UCI	UCI
	Consolidated	Consolidated
	Three Months	Three Months
	Ended	Ended
	Sept. 30, 2004	Sept. 30, 2003
Net sales	$257,566	$251,918
Cost of sales	202,834	224,347

Gross profit	54,732	27,571

Operating expenses
Selling and warehousing	17,436	17,218
General and administrative	10,201	10,287
Amortization of intangible assets	1,566	1,386

Operating income (loss)	25,529	(1,320)

Other income (expense)
Interest income	35	86
Interest expense	(8,134)	(10,525)
Management fee expense	(500)	(506)
Miscellaneous, net	168	80

Income (loss) before income taxes	17,098	(12,185)
Income tax expense (benefit)	6,818	(4,630)

Net income (loss)	$10,280	$(7,555)

United Components, Inc.

Condensed Income Statements (unaudited)
(in thousands)

	UCI		UCI	Predecessor
	Consolidated	Total	Consolidated	Combined
	Nine Months	Nine Months	June 21, 2003	January 1, 2003
	Ended	Ended	through	through
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2003	June 20, 2003
Net sales	$788,329	$730,564	$278,097	$452,467
Cost of sales	618,254	625,960	247,749	378,211

Gross profit	170,075	104,604	30,348	74,256

Operating expenses
Selling and warehousing	55,823	53,016	19,431	33,585
General and administrative	34,400	30,819	11,891	18,928
Amortization of intangible assets	5,268	1,446	1,386	60

Operating income (loss)	74,584	19,323	(2,360)	21,683

Other income (expense)
Interest income	148	1,798	86	1,712
Interest expense	(26,835)	(14,630)	(14,385)	(245)
Management fee expense	(1,500)	(579)	(561)	(18)
Miscellaneous, net	294	(217)	191	(408)

Income (loss) before income taxes	46,691	5,695	(17,029)	22,724
Income tax expense (benefit)	18,659	(5,529)	(6,471)	942

Net income (loss)	$28,032	$11,224	$(10,558)	$21,782

United Components, Inc.

Condensed Statements of Cash Flow (unaudited)
(in thousands)

	UCI	UCI	Predecessor
	Consolidated	Consolidated	Combined
	Nine Months	June 21, 2003	January 1, 2003
	Ended	through	through
	Sept. 30, 2004	Sept. 30, 2003	June 20, 2003
Net cash provided by operating activities	$55,600	$74,425	$23,893

Cash flows from investing activities:
Acquisition and related fees	(8,000)	(818,380)	—
Capital expenditures	(28,636)	(8,340)	(21,388)
Proceeds from sale of assets	399	2,252	215

Net cash used in investing activities	(36,237)	(824,468)	(21,173)

Cash flows from financing activities:
Issuances of debt	467	585,000	—
Financing fees and debt issuance cost	—	(21,871)	—
Debt repayments	(40,591)	(5,468)	(98)
Stockholder’s equity contribution	1,735	261,011	—
Dividends and transfers to UIS, Inc., net	—	—	(28,033)

Net cash provided by (used in) financing activities	(38,389)	818,672	(28,131)

Effect of exchange rate changes on cash	56	(3)	1,509

Net increase (decrease) in cash and equivalents	(18,970)	68,626	(23,902)
Cash and cash equivalents at beginning of period	46,130	4,452	28,354

Cash and cash equivalents at end of period	$27,160	$73,078	$4,452

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.

The calculation of Adjusted EBITDA, presented below, is as defined in the credit agreement for UCI’s senior credit facilities. Adjusted EBITDA is used to measure compliance with covenants of that agreement such as interest coverage. (The amounts presented below are for all of UCI. The actual amounts used to measure compliance to the credit agreement covenants may differ in that under certain circumstances the results of certain foreign subsidiaries are excluded.)

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2004				2003
				Nine				Nine
	Q1	Q2	Q3	Months	Q1	Q2	Q3	Months
Net income (loss)	$7.5	$10.2	$10.3	$28.0	$22.3	$(3.5)	$(7.6)	$11.2
Interest, net	9.6	9.0	8.1	26.7	(0.8)	3.2	10.4	12.8
Income tax expense (benefit)	5.1	6.8	6.8	18.7	1.0	(1.9)	(4.6)	(5.5)
Depreciation	9.0	8.7	8.9	26.6	6.7	7.3	10.3	24.3
Amortization of intangibles	1.9	1.8	1.6	5.3		0.2	1.2	1.4

EBITDA	33.1	36.5	35.7	105.3	29.2	5.3	9.7	44.2

One-time or unusual items:

— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules	0.5			0.5		2.6	22.6	25.2

— Slow moving/obsolete inventory reserve					0.3	12.3		12.6

— Environmental accrual						4.6		4.6

— Product line relocations, facilities upgrades and consolidations, patent disputes, other					1.2	2.9		4.1

— Costs re: transition to a new, more strategically focused, stand-alone company							1.5	1.5

Non-cash charges (primarily pension)		0.7	0.3	1.0	0.8	0.4	0.5	1.7
Management fee	0.5	0.5	0.5	1.5		0.1	0.5	0.6

ADJUSTED EBITDA	$34.1	$37.7	$36.5	$108.3	$31.5	$28.2	$34.8	$94.5

Schedule B

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2003
					Full
	Q1	Q2	Q3	Q4	Year
Net income (loss)	$22.3	$(3.5)	$(7.6)	$1.8	$13.0

Interest, net	(0.8)	3.2	10.4	12.1	24.9

Income tax expense ( benefit )	1.0	(1.9)	(4.6)	2.2	(3.3)

Depreciation	6.7	7.3	10.3	9.8	34.1

Amortization of intangibles		0.2	1.2	1.8	3.2

EBITDA	29.2	5.3	9.7	27.7	71.9

One-time or unusual items :

— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules		2.6	22.6	2.3	27.5

— Slow moving / obsolete inventory reserve	0.3	12.3			12.6

— Environmental accrual		4.6			4.6

— Product line relocations, facilities upgrades and consolidations, patent disputes, other	1.2	2.9		(0.3)	3.8

— Costs re: transition to a new, more strategically focused, stand-alone company			1.5		1.5

Non-cash charges (primarily pension)	0.8	0.4	0.5	0.8	2.5

Management fee		0.1	0.5	0.4	1.0

ADJUSTED EBITDA	$31.5	$28.2	$34.8	$30.9	$125.4

United Components, Inc.

Notes to Condensed Financial Statements

United Components, Inc. is a wholly owned subsidiary of UCI Acquisition Holdings, Inc. UCI Acquisition Holdings, Inc. and United Components, Inc. are corporations formed at the direction of The Carlyle Group (“Carlyle”). Affiliates of Carlyle own 98.6% of UCI Acquisition Holdings, Inc.’s common stock, and the remainder is owned by certain members of senior management and of the Company’s Board of Directors.

On June 20, 2003, United Components, Inc. (“UCI”) purchased from UIS, Inc. and UIS Industries, Inc. (together “UIS”), the vehicle parts business of UIS.

For periods after June 20, 2003, the accompanying consolidated condensed financial statements include the accounts of UCI and its subsidiaries. For periods prior to June 21, 2003, the accompanying combined condensed financial statements include the accounts of the vehicle parts businesses of UIS, which are collectively referred to in these financial statements as the “Predecessor Company” or “Predecessor.” December 31, 2003 balance sheet amounts reflect the preliminary allocation of the June 20, 2003 acquisition purchase price. September 30, 2004 balance sheet amounts have been reclassified to reflect the impact of the final allocation of the June 20, 2003 acquisition purchase price. Such changes had no effect on previously reported results of operation.

Acquisition Purchase Price, Funding and Accounting — The acquisition purchase price was $808 million. In addition, UCI assumed $2 million of debt and capital lease obligations. Fees and expenses associated with the acquisition (excluding financing fees) were $18.2 million and are accounted for as additional purchase price. Financing for the acquisition was comprised of a $260 million equity contribution by Carlyle, proceeds from $585 million of debt, and an $8 million accrued liability, which was paid in January 2004. In addition to funding the purchase price, proceeds from the borrowings were used to pay for the aforementioned $18.2 million of acquisition-related fees and $21.6 million of financing fees.

The acquisition is accounted for under the purchase method of accounting, and accordingly, the results of operations of the acquired companies are included in the results of UCI beginning on June 21, 2003. The acquisition purchase price was allocated to the balance sheet based on the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. December 31, 2003 balance sheet amounts reflect the preliminary allocation of the June 20, 2003 acquisition purchase price. September 30, 2004 balance sheet amounts have been reclassified to reflect the impact of the final allocation of the June 20, 2003 acquisition purchase price. Such changes had no effect on previously reported results of operation.

Change in Tax Filing Status — Prior to June 21, 2003 the subsidiaries comprising the Predecessor Company were treated as disregarded entities for U.S. tax purposes (Qualified Subchapter S subsidiaries, or Q subs). As Q subs of UIS, the subsidiaries were included in the U.S. Federal and certain state S corporation income tax returns of UIS. As such, the income taxes on the earnings of the Predecessor Company were paid by the sole shareholder of UIS pursuant to an election for Federal income tax purposes not to be taxed as a corporation. No tax sharing arrangement existed for the subsidiaries comprising the predecessor Company. Accordingly, no provision has been made in the accompanying combined condensed financial statements for Federal income taxes on the net earnings of these companies for the periods prior to June 21, 2003. A provision for certain state franchise and income taxes has been made.

The Q sub status and the S corporation status terminated immediately prior to the acquisition. UCI became a C corporation and is subject to both Federal and state income taxes. UCI’s effective tax rate increased accordingly.

If the Predecessor Company were a C corporation from the beginning of 2003, pro forma income tax expense would have been $2.1 million for the 2003 nine month period.

Income Statement Reclassifications — The income statement for the 2003 periods have been reclassified to conform to the 2004 presentation.